UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 Tennant Avenue, #5
Morgan Hill, California 95037
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 778-0101

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

As previously reported in Save the World Air, Inc.’s (the “Company”) Form 10-Q for the quarter ended September 30, 2008, filed on November 14, 2008, the Company received notices from Temple University (“Temple”) on November 10, 2008, of material breaches relating to required payments due Temple under its licensing agreements with the Company.  The Temple notices provided the Company with sixty (60) days to cure the material breaches, failure of which could result in a termination of the licensing agreements.

By letter agreement (the “Letter Agreement”) between Temple and the Company, dated January 9, 2009, Temple granted the Company an extension of time to cure the above-referenced breaches to March 31, 2009 (the “Cure Period”).  The Letter Agreement provides that the Cure Period extension to March 31, 2009, is contingent upon the Company making the following payments to Temple by the following dates (the “Payment Schedule”):

(a)	$100,000 on or before January 31, 2009;

(b)	$100,000 on or before February 28, 2009;

(c)	$100,000 on or before March 31, 2009; and

(d)
All additional amounts, past due as of November 10, 2008 (estimated to be approximately $340,000), will be re-negotiated on or before March 31, 2009.  It is anticipated that other payments due Temple, which have accrued since November 10, 2008, will be re-negotiated, as well.  A penalty equal to one percent (1%) of the amount due and unpaid on the first day of each calendar month will be added to the outstanding amount due Temple.

The Letter Agreement further provides that if the Company fails to make the payments during the Cure Period in accordance with the Payment Schedule, the Temple license agreements will immediately terminate, unless otherwise agreed upon in writing by Temple and the Company.

Item 9.01   Financial Statements and Exhibits

Exhibit No.	Description

10.3	Temple Extension to Cure Period Letter Agreement, dated January 9, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2009	SAVE THE WORLD AIR, INC.

	By:	/s/ Charles R. Blum
Charles R. Blum
President and Chief Executive Officer

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